Exhibit 99.1

Weyerhaeuser Company Announces Public Offering of 28,000,000 of its

Common Shares

FEDERAL WAY, WA, June 17, 2013 – Weyerhaeuser Company (NYSE: WY) (the “Company”) announced today that it intends to offer, subject to market and other conditions, 28,000,000 of its common shares in a registered public offering, subject to market and other customary conditions. The Company intends to use the net proceeds of the offering, if completed, as partial consideration, to finance the previously announced acquisition of all of the equity interests in Longview Timber LLC. The Company intends to grant the underwriters of the offering the option to purchase up to an additional 4,200,000 of its common shares.

Morgan Stanley & Co. LLC, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. are the joint book-running managers on the offering.

The offering is being made pursuant to an effective shelf registration statement filed with the Securities Exchange Commission (“SEC”). The offering will be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained by contacting: Morgan Stanley & Co. LLC, 180 Varick Street, New York, New York 10014, Attention: Prospectus Department, telephone: (866) 718-1649; Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005, telephone: (800) 503-4611; or Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 111717, telephone: (800) 831-9146. These documents will also be filed with the Securities and Exchange Commission and will be available at the SEC’s Web site at http://www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities, nor shall there be any sale of these securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Weyerhaeuser Company

Weyerhaeuser Company, one of the world’s largest private owners of timberlands, began operations in 1900. We own or control more than 6 million acres of timberlands, primarily in the U.S., and manage another 13.9 million acres under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood and cellulose fibers products, and we develop real estate, primarily as a builder of single-family homes. Our company is a real estate investment trust. In 2012, we generated $7.1 billion in sales and employed approximately 13,200 people who serve customers worldwide. We are listed on the Dow Jones World Sustainability Index. Our stock trades on the New York Stock Exchange under the symbol WY.

Forward Looking Statements

Certain statements in this release are “forward-looking statements” made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in the prospectus supplement and accompanying prospectus for this offering and our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in the prospectus supplement and accompanying prospectus for this offering. We undertake no obligation to publicly update or revise any forward-looking statement.

Contacts:

Media:

Anthony Chavez

253-924-7148

Anthony.chavez@weyerhaeuser.com

Analysts:

Kathryn McAuley

253-924-2058

Kathryn.mcauley@weyerhaeuser.com